EXHIBIT 5.1

DAVIDOFF HUTCHER & CITRON LLP

605 Third Avenue

New York, New York 10158

(212) 557-7200

March 26, 2026

Atlantic International Corp.

270 Sylvan Avenue, Suite 2230

Englewood Cliffs, NJ 07632

Re:	Prospectus pursuant to Rule 424(b)(3) (No. 333-291991)

Ladies and Gentlemen:

We have acted as counsel to Atlantic International Corp., a Delaware corporation (the “Company”), in connection with the filing to be made by the Company of a prospectus supplement (the “Prospectus Supplement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement supplements the shelf registration statement on Form S-3 (No. 333-291991), filed on December 5, 2025, and declared effective by the Commission on December 15, 2025, as amended on December 10, 2025, and as supplemented on December 15, 2025 (the “Registration Statement”).

The Registration Statement, as supplemented by this Prospectus Supplement, registers the resale by the selling stockholder identified in the Prospectus Supplement (the “Selling Stockholder”) of shares (the “Stockholder Shares”) of the Company’s common stock, $0.00001 par value (the “Common Stock”). The shares of Common Stock are issuable by the Company upon: (i) the conversion of the shares of Series B 5% Convertible Preferred Stock (the “Preferred Stock”); and (ii) the exercise of the Preferred Stock Purchase Warrants (the “Warrants”) issued by the Company to the Selling Stockholder pursuant to the terms of that certain Securities Purchase Agreement (the “Purchase Agreement”), dated March 20, 2026.

In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto will have become effective, and the Common Stock will be sold in the manner described in the Registration Statement and the Prospectus relating thereto.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents. We have also reviewed such questions of law as we have deemed necessary or appropriate.

As to matters of fact relevant to the opinion expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that Common Stock to be issued by the Company has been duly authorized for issuance and, when issued and paid for, upon the conversion of Preferred Stock and the exercise of Warrants, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

The foregoing opinion is limited in all respect to the facts as they currently exist and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we do not express any opinions as to the laws of any other jurisdiction. We assume no obligations to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts.

We hereby consent to the statements with respect to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Davidoff Hutcher & Citron LLP
DAVIDOFF HUTCHER & CITRON LLP

EHL/em

cc: Atlantic International Corp.